Exhibit 4.7

THE OFFER AND SALE OF THE SECURITIES EVIDENCED BY THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”) AND SUCH SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE 1933 ACT COVERING SUCH SECURITIES OR IF THE COMPANY RECEIVES AN OPINION OF COUNSEL FOR THE HOLDERS OF THESE SECURITIES REASONABLY SATISFACTORY TO THE COMPANY STATING THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT.

Date:             , 2006

Void:             , 2013

WARRANT TO PURCHASE SHARES OF SERIES D PREFERRED STOCK

This Warrant is issued to                              (the “Holder”) by, Inogen, Inc., a Delaware corporation (the “Company”), pursuant to the terms of that certain Note and Warrant Purchase Agreement dated as of September 1, 2006 (the “Agreement”) and as amended October 13th, 2006, in connection with the Company’s issuance to the Holder of a Note as defined in the Agreement.

1. Purchase of Shares. Subject to the terms and conditions hereinafter set forth and set forth in the Agreement, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company up to the number of fully paid and nonassessable shares of the Company’s Series D Preferred Stock that equals the quotient obtained by dividing (a) the Warrant Coverage Amount (as defined below) by (b) $0.73, subject to adjustments pursuant to Section 8 hereof. The shares issuable pursuant to this Section 1 (the “Shares”) shall also be subject to adjustment pursuant to Section 8 hereof. For purposes of this Warrant, the Warrant Coverage Amount shall be that amount which equals twenty five percent (25%) of the original principal amount of the Note held by Holder.

2. Purchase Price. The purchase price for the Shares shall be $0.73 per share. Such price shall be subject to adjustment pursuant to Section 8 hereof, and such price, as adjusted from time to time, is herein referred to as the “Exercise Price”.

3. Exercise Period. This Warrant shall be exercisable, in whole or in part, during the term commencing on the date hereof and ending at 5:00 p.m. on the earlier of (x) October 31, 2013, or (y) the closing of a Change of Control transaction. For purposes of this Warrant, the term Change of Control shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity of the Company) approved by a majority of the Board of Directors of the Company), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction).

4. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 3 above, the Holder may exercise, in whole or in part, the purchase rights evidenced hereby. Such exercise shall be effected by:

(i) the surrender of the Warrant, together with a duly executed Subscription Notice in the form attached hereto, to the Secretary of the Company at its principal office; and

(ii) the payment to the Company of an amount equal to the aggregate Exercise Price for the number of Shares being purchased.

5. Net Exercise. In lieu of cash exercising this Warrant, the Holder may elect to receive shares equal to the value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election, in which event the Company shall issue to the Holder a number of Shares computed using the following formula:

Y (A - B)
X=	A

Where

X —	The number of Shares to be issued to the Holder.

Y —	The number of Shares purchasable under this Warrant.

A —	The fair market value of one Share.

B —	The Exercise Price (as adjusted to the date of such calculations).

For purposes of this Section 5, the fair market value of the Shares shall mean the average of the closing bid and asked prices of the Shares quoted in the over-the-counter market in which the Shares are traded or the closing price quoted on any exchange on which the Shares are listed, whichever is applicable, as published in the Western Edition of The Wall Street Journal, for the ten (10) trading days prior to the date of determination of fair market value (or such shorter period of time during which such stock was traded over-the-counter or on such exchange). If the Shares are not traded on the over-the-counter market or on an exchange, the fair market value shall be the price per Share that the Company could obtain from a willing buyer for Shares sold by the Company from authorized but unissued Shares, as such prices shall be determined in good faith by the Company’s Board of Directors, including a majority of the directors elected by holders of Preferred Stock.

6. Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter, and in any event within fifteen (15) days of the delivery of the Subscription Notice.

7. Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof

8. Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

(a) Subdivisions, Combinations and Other Issuances. If the Company shall at any time prior to the expiration of this Warrant subdivide its capital stock, by split-up or otherwise, or combine its capital stock, or issue additional shares of its capital stock as a dividend with respect to any shares of its capital stock, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price, but the aggregate purchase price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same. Any adjustment under this Section 8(a) shall become effective at the close of business on the date the subdivision or combination becomes effective, or as of the record date of such dividend, or in the event that no record date is fixed, upon the making of such dividend.

(b) Reclassification, Reorganization and Consolidation. In the case of any reclassification, capital reorganization or change in the capital stock of the Company (other than as a result of a subdivision, combination or stock dividend provided for in Section 8(a) above), then, as a condition of such reclassification, reorganization or change, lawful provision shall be made, and duly executed documents evidencing the same from the Company or its successor shall be delivered to the Holder, so that the Holder shall have the right at any time prior to the expiration of this Warrant to purchase, at a total price equal to that payable upon the exercise of this Warrant, the kind and amount of shares of stock and other securities and property receivable in connection with such reclassification, reorganization or change by a holder of the same number of Shares as were purchasable by the Holder immediately prior to such reclassification, reorganization or change. In any such case appropriate provisions shall be made with respect to the rights and interest of the Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon exercise hereof, and appropriate adjustments shall be made to the Exercise Price, provided the aggregate purchase price shall remain the same.

(c) Notice of Adjustment. When any adjustment is required to be made in the number or kind of shares purchasable upon exercise of this Warrant, or in the Exercise Price, the Company shall promptly notify the Holder of such event and of the number of Shares or other securities or property thereafter purchasable upon exercise of this Warrant.

9. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant, but in lieu of such fractional shares the Company shall make a cash payment therefor on the basis of the Exercise Price then in effect.

10. No Stockholder Rights. Prior to the exercise of this Warrant, the Holder shall not be entitled to any rights of a stockholder with respect to the Shares, including (without limitation) the right to vote such Shares, receive dividends or other distributions thereon, exercise preemptive rights or be notified of stockholder meetings, and the Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

11. Successors and Assigns. The terms and provisions of this Warrant and the Agreement shall inure to the benefit of, and be binding upon, the Company and the Holder and their respective successors and assigns.

12. Amendments and Waivers. Any term of this Warrant may be amended in accordance with the Agreement.

13. Governing Law. This Warrant shall be governed by the laws of the State of California as applied to agreements among California residents made and to be performed entirely within the State of California.

IN WITNESS WHEREOF, the Company has executed this Warrant as of the day and year first above written.

INOGEN, INC.

By:
Kathy Odell
Its:	Chief Executive Officer

SUBSCRIPTION NOTICE

Attention: Corporate Secretary

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant to Purchase Shares of Series D Preferred Stock issued by Inogen, Inc. (the “Company”) and held by the undersigned,                  shares of Series D Preferred Stock of the Company.

Payment of the exercise price per share required under such Warrant accompanies this Subscription Notice.

The undersigned hereby represents and warrants that the undersigned is acquiring such shares for its own account for investment purposes only and not for resale or with a view to distribution of such shares or any part thereof.

WARRANTHOLDER:

Date:	By:

Title:

Address:

Name in which shares should be registered: